




Comdisco, Inc. and Subsidiaries                                    Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in millions)

                                            Nine Months Ended
                                                 June 30
                                            1994     1993     1993    1992   1991    1990   1989
Fixed charges
  Interest expense <F1>                     $203     $224     $295    $355   $371    $343   $290

  Approximate portion of rental expense
    representative of an interest factor      10       17       22      29     37      39     35

  Fixed charges                              213      241      317     384    408     382    325

  Preferred stock dividends <F2>              11        8       11       -      -       -      -
  Combined fixed charges and
    preferred stock dividends                224      249      328     384     408    382    325
Earnings from continuing operations
  before income taxes and extraordinary item,
  net of preferred stock dividends           113      101      137      34     136    134    167

Earnings from continuing operations
before income taxes, extraordinary item,
combined fixed charges and preferred
stock dividend                              $337     $350     $465    $418    $544   $516   $492

Ratio of earnings to combined fixed charges
  and preferred stock dividends             1.50     1.41     1.42     1.09    1.33   1.35   1.51

Rental expense:
  Equipment subleases                       $ 24     $ 45     $ 57     $ 77   $103   $ 109  $  99
  Office space, furniture, etc.                6        6        8       10      9       8      7

     Total                                  $ 30     $ 51     $ 65     $ 87   $112   $ 117  $ 106

     1/3 of rental expense                  $ 10     $ 17     $ 22     $ 29   $ 37   $ 39   $  35

<F1>  Includes interest expense incurred by disaster recovery services and included in disaster recovery services expenses on the statements of earnings.
<F2>  There were no preferred stock dividend requirements prior to  fiscal 1993.



